Exhibit 10.1

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (this “Agreement”) is made and entered into as of August 26, 2020 (the “Effective Date”) between TheMaven, Inc., a Delaware corporation (the “Company”) and Ross Levinsohn, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive to provide the services described herein and the Executive desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, pursuant to an Advisory Services Agreement dated as of April 10, 2019 by and between the Company and the Executive (the “Advisory Agreement”), the Executive has provided services to the Company and its affiliates.

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement, dated as of September 16, 2019 (as amended by the letter agreement between Executive and the Company dated as of March 30, 2020, the “Initial Agreement”).

WHEREAS, the Company and the Executive entered into an Amended & Restated Executive Employment Agreement, dated as of May 1, 2020 (the “Restated Initial Agreement”, and together with the Advisory Agreement and the Initial Agreement, the “Prior Agreements”).

WHEREAS, the Company and the Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall continue to be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.
TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive and the Executive hereby accepts such employment. The Advisory Agreement and the Initial Agreement were terminated pursuant to the Restated Initial Agreement as set forth therein. The Restated Initial Agreement is terminated and fully superseded by this Agreement as of the Effective Date hereof.

(b). Title. The Executive shall have the title of: Chief Executive Officer.

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(c). Responsibilities and Duties. The Executive shall have the duties, responsibilities, and authority customary for a Chief Executive Officer in an organization of the size and nature of the Company, and such other duties and responsibilities as are mutually determined from time to time by the Company’s Board of Directors (the “Board”) and the Executive.

(d). Reporting. The Executive shall report directly to the Board.

(e). Performance of Duties; Travel. With respect to the Executive’s duties hereunder, at all times, the Executive shall be subject to the instructions, control, and direction of the Board. The Executive shall devote the Executive’s business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require. The Executive shall also travel as required by the Executive’s duties hereunder and shall comply with the Company’s then-current travel policies as approved by the Board; provided, that the Executive shall not be required to travel to any county or metro area in which the most recently-reported COVID-19 positivity rate at the time is five percent (5%) or more or to any location if Executive would be required to quarantine upon Executive’s return to Los Angeles. Notwithstanding the foregoing, the Executive shall have the right to travel in business class on flights greater than four hours in duration.

(f). Location. The Executive shall be based in Los Angeles, CA, and shall comply with the Company’s policies regarding remote work. Nevertheless it is expressly understood that the Executive’s duties will require him to travel regularly out of the Los Angeles area for periods of time.

(g). Board Membership; Officer. The Company shall nominate the Executive for election to the Board and it shall use its best efforts to have the Executive elected and re-elected to the Board, as applicable. If elected, the Executive shall serve as a member of the board of directors of the Company throughout the Term, and may serve as an officer of the Company or any affiliate of the Company, each for no additional compensation.

(h). Other Board Memberships. It is understood that the Executive currently serves on the board of directors of Muzik, Inc. The parties agree and acknowledge that Muzik, Inc. is and shall not constitute a Competing Business. It is understood that the Executive shall at no time going forward serve on any more than three boards at any given time, exclusive of serving on the Board and that of any affiliate of the Company, if Executive so serves.

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1.2 Compensation and Benefits.

(a). Annual Salary. The Executive shall receive an annualized salary of $550,000 for each year (the “Annual Salary”). The Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by the Company for its senior-level executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices. The parties acknowledge that, although the Executive commenced performing the duties of CEO as of the Effective Date hereof, he has been paid salary at a rate less than that provided in this subpart (a). As a consequence, the Company shall, with the first regular payroll following the parties’ execution hereof, pay the Executive that sum which is the difference between, on one hand, the sum the Executive earned, in light of the Annual Salary provided herein, in the period from the Effective Date through the close of the payroll period immediately preceding the parties’ execution of this Agreement and, on the other hand, the lesser sum the Company actually paid the Executive in salary for that period. Should any of the Company’s executive leadership receive an annual increase in base salary at any time during the Term after January 31, 2021, then the Executive shall receive an equal percentage increase in his Annual Salary at that time, unless such increase for such other executive is in order to correct an underpayment or to reflect a promotion to a more senior role. Further, and notwithstanding any provision of this Agreement, the Board shall review Executive’s Annual Salary no less frequently than annually, including inviting and considering input from the Executive. The Board shall have authority to increase the Executive’s Annual Salary from time to time in its discretion.

(b). Bonuses. The Executive shall be eligible to receive the bonuses (each a “Bonus” and collectively, the “Bonuses”) as set forth in Exhibit A hereto.

(c). Equity Incentives.

(i). Existing Grants. The Company has previously granted to the Executive options to purchase up to an aggregate of 4,532,004 shares of the Company’s common stock (the “Common Stock”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Existing Options”) and 245,434 shares of restricted stock (the “Stock”) subject to vesting and other conditions described therein.

(ii). Future Grants. During the Term, the Executive shall be eligible to participate in the Company’s 2019 Equity Incentive Plan or any successor plan (collectively, the “Plan”), subject to the terms of the Plan, as determined by the Board or the Compensation Committee, in its discretion.

(iii). Acknowledgement. The parties agree that the Executive’s services under the Prior Agreements and his services hereunder shall be deemed to constitute continuous service for the purposes of the vesting of the Existing Options and the Stock.

(d). Expenses. The Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may reasonably require, to include expenses incurred beginning on March 1, 2019.

(e). Benefits. The Executive and his family members shall be entitled to fully participate in all benefit plans that are in place and available to senior-level Executives of the Company from time to time, including, without limitation, 401k, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans; provided, however, that the Company, in its sole and absolute discretion, may modify or discontinue any such benefit.

(f). Paid Time Off. The Executive shall be entitled to paid time off based on the Company’s policies and applicable law in effect from time to time, provided such entitlement shall not be less than four weeks annually.

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(g). Indemnification.

(i). In the event that the Executive is a party as of the Effective Date hereof or thereafter is made a party or threatened to be made a party to any pending, then-pending or threatened action, arbitration, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Executive is or was an employee, director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be defended, indemnified and held harmless by the Company to the fullest extent applicable to any other employee, officer or director of the Company and to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all reasonable costs and reasonable expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees, provided that the Executive has the right to select his counsel, which the Company shall not unreasonably reject). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company on a current, month-to-month basis upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought and without the Executive being required to disclose to the Company any attorney-client privileged information or confidential attorney work product; and (iii) an undertaking adequate efforts under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be agreed or adjudicated in a final ruling that the Executive is not entitled to be indemnified by the Company under this Agreement. This defense, indemnification and reimbursement obligation shall not apply to any Proceeding initiated by the Executive or the Company related to any dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder.

(ii). During the Term hereof and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(h). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). Term. The Executive’s initial term of employment hereunder shall commence on the Effective Date, and, unless earlier terminated pursuant to Sections 1.3(b) or 1.3(c), shall continue until December 31, 2023 (the “Initial Term”), and, if not so earlier terminated, shall be automatically renewed for an additional term of 12 consecutive months (the “Renewal Term”) thereafter unless written notice to the contrary is provided by either party to the other at least ninety (90) days prior to the expiration of the Initial Term or then-existing Renewal Term, as applicable.

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(b). Early Termination. The term of this Agreement may be earlier terminated by the Executive or the Company as follows:

(i). Termination for Cause. If the Company terminates the Executive’s employment for Cause, the Executive shall not be entitled to any severance or benefits other than: (a) any Annual Salary earned through the date of termination; (b) benefits as set forth in Section 1.2(e); (c) expenses reimbursable under Section 1.2(d); (d) accrued but unused paid time off as of the date of termination; and (e) all Bonuses earned but not yet paid to the Executive including as provided under Section 1.2(b) (collectively, the “Accrued Benefits”).

(ii). Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause upon written notice to the Executive, subject to Section 1.3(c) and 1.3(d), without any requirement of a notice period.

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of the Executive (which shall mean by reason of physical or mental illness or disease or accidental bodily injury, the Executive is so disabled that the Executive is unable to ever work again), the Executive may thereupon be terminated by the Company upon written notice to the Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Executive’s termination pursuant to this Subsection 1.3(b)(iii), the Company shall pay or cause to be paid to the Executive (i) the Accrued Benefits through the date of commencement of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the Accrued Benefits through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to the Executive as being payable in the event of the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. The Executive may terminate employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept; provided, however, that the Company may, in its sole discretion, elect to accelerate the effective date of the Executive’s termination on the condition the Company pays the Executive the Annual Salary through the effective date of termination as given in the Executive’s notice. The Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If the Executive resigns for any reason not constituting Good Reason, the Company shall pay or cause the Executive to be paid the Accrued Benefits through the effective date of termination as given in the Executive’s notice, and Executive shall not be entitled to any severance or other benefits.

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(c). Termination without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason:

(i). The Company shall pay or cause the Executive to be paid the Accrued Benefits through the date of termination of the Executive’s employment.

(ii). In addition, the Executive shall be entitled to receive salary continuation through December 31, 2023, or the end of any Renewal Term, if later (the “Severance Period”), and to reimbursement on a month-to-month basis of continued health insurance costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Costs”) throughout the Severance Period; provided, however, than in no event shall the Executive be entitled under this Section 1.3(c)(i) to less than 12 consecutive months of salary continuation and reimbursement of 18 consecutive months of COBRA Costs. In the event Executive’s employment is terminated by the Executive for Good Reason specifically on the grounds of a Change in Control, the Company’s obligation herein to pay Executive salary continuation and COBRA Costs shall be accelerated and due and payable to Executive in full no later than 10 days following the consummation of the transaction constituting a Change in Control.

(iii). Notwithstanding the terms of the Plan or any applicable award agreements, all outstanding unvested stock options, restricted stock awards, restricted stock units or stock appreciation rights granted to the Executive shall become fully vested and exercisable for the remainder of their full term and the Company shall, if requested by the Executive, be responsible for remitting all taxes payable by the Executive on the Executive’s behalf and the Executive shall forfeit a number of shares under each such award with a fair market value equal to such payments made on the Executive’s behalf (“Equity Acceleration”).

(iv). The payments described in this subsection 1.3(c), along with the Equity Acceleration, are the only severance or other payment or payment in lieu of notice that the Executive will be entitled to receive under this Agreement. Any right of the Executive to payment or equity vesting pursuant to this subsection 1.3(c) shall be contingent on Executive signing a standard form of release agreement with the Company.

(d). Statutory Deductions. All payments required to be made to the Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Executive harmless from any or all of such taxes or associated interest or penalties.

(e). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or severance pay to which he would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

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1.4 Restrictive Covenants.

(a). Non-Competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, the Executive agrees and covenants not to engage during his employment in Prohibited Activity in the development, implementation, operation, supply and marketing of a business, product or service aggregating third party content publishers and providing them publishing and monetization services (a “Competing Business”).

For purposes of this Section 1.4, “Prohibited Activity” is activity in which the Executive contributes his knowledge directly and specifically as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Competing Business.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that engages in the Competing Business, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(b). Non-Solicitation of Employees. During the Executive’s employment and for a period of six months following the termination of the Executive’s employment by the Company for Cause or by the Executive other than for Good Reason, the Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of the Company to cease working for the Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

Notwithstanding the foregoing, this Section shall not be deemed to have been breached or violated by the placement of general advertisements, postings or similar communications in any media or on any platform that may be targeted to a particular geographic or technical area, hiring need, expertise, or position, but that are not specifically targeted toward employees of the Company.

(c). Non-Solicitation of Customers. The Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

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In exchange for the Executive’s employment by the Company, and based on the Executive’s access to Confidential Information during the Executive’s employment, the Executive agrees and covenants that, during the Executive’s employment the Executive will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with the Company’s customers or prospective customers as described below for purposes of offering or accepting goods or services competitive with those offered by the Company.

(d). Non-disparagement. During the Executive’s employment and for a period of one year following the termination of the Executive’s employment: (i) the Executive shall not directly or indirectly for himself or on behalf of any other person, libel, slander or disparage the Company in any manner that is harmful to its business affairs or business reputation; (ii) the Company shall, forthwith upon the parties executing this Agreement and thereafter when a new person joins the Board or takes a C-suite executive position during Executive’s employment or within one year following the termination of Executive’s employment, instruct its Board members and C-suite executives, or such new person, as the case may be at the time, that they shall not directly or indirectly for themselves or on behalf of any other person, libel, slander or disparage the Executive in any manner that is harmful to the Executive’s personal or business affairs or reputation; and (iii) the Company shall not, through any Board member, C-suite executive or authorized representative so libel, slander or disparage Executive. This Section 1.4(d) does not preclude either party from testifying truthfully to a lawful subpoena or from making truthful and accurate statements or disclosures that are required by other applicable laws or legal process. Communications encompassed by an applicable legal privilege, including the attorney-client privilege and the litigation privilege, are not prohibited by this subpart (d).

(e). Confidential Information; Proprietary Rights. The Executive has had and shall continue to have access to the trade secrets, business plans, and production processes of the Company. Accordingly, the Executive shall comply with and shall remain subject to the terms of the Employee Confidentiality and Proprietary Rights Agreement, dated September 16, 2020 (“Confidentiality Agreement”), whose terms are fully incorporated by reference into this Agreement (a copy of which is attached as Exhibit B to this Agreement).

(f). Acknowledgment by the Executive. The Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to the Company’s entry into this Agreement.

(g). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

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(h). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(i). Injunction. It is recognized and hereby acknowledged by the parties hereto that a material breach by the Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled, as otherwise permitted by applicable law, to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by the Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of the Company.

(e). “Cause” means: (i) the Executive’s willful and continued failure substantially to perform the material duties of Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness or accidental bodily injury); (ii) the Executive’s willful and continued failure to comply with any reasonable, valid and legal directive of the Board in accordance with this Agreement; (iii) the Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to the Company or its Affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud against the Company or any of its Affiliates; (v) so long as termination is permitted by law on this ground, the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related and, in any event, such conviction or plea materially impairs the Executive’s ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company; (vi) the Executive’s willful and continued violation of a material policy of the Company that has been previously delivered to Executive in writing if such failure causes material harm to the Company; or (vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. In any instance in which the Executive’s course of conduct, act(s) or omission(s) that may constitute Cause may be cured, the Company shall not be entitled to terminate the Executive’s employment for Cause unless the Board first gives the Executive written notice of his specific course of conduct, act(s) or omission(s) which the Board considers to constitute Cause and 45 days’ notice in which to cure. The Company shall give the Executive notice as early as reasonably practicable in order to facilitate the Executive curing. If the Executive timely cures, the Company shall not be entitled to terminate Executive’s employment on such grounds.

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(f). “Change in Control” shall have the meaning set forth in the Plan.

(g). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(h). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company and (ii) for purposes of Section 1.5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.4 and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.4.

(i). “Compensation Committee” shall mean the Compensation Committee of the Board.

(j). “Good Reason” shall mean a Change in Control, or any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (iii), (iv) or (v) below, cured by the Company within a reasonable period of time, not to exceed 45 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) any reduction in Annual Salary or Bonuses for which the Executive is eligible; provided, however, that the Company may reduce the Executive’s Annual Salary or Bonuses in a force majeure event under Section 2.1 or where the reduction is consistent with similar reductions among the Company’s executive employees; (ii) requiring the Executive to take any action which would violate any federal or state law; (iii) any requirement that the Executive’s duties be primarily performed outside of Los Angeles (it being understood that the Executive will regularly be performing services outside of Los Angeles); (iv) any failure by the Company to comply with Section 2.7 of this Agreement; (v) any material reduction in the Executive’s title or scope of responsibility; (vi) at any time during the Term the predecessor to the Executive as CEO as of the Effective Date is an executive officer of the Company or any Affiliate; (vii) at any time during the Term the predecessor to the Executive as CEO as of the Effective Date is, or holds the right to designate, a member of the Board of Directors of the Company or any Affiliate; (viii) acts or omissions on the part of the Board that unreasonably impair or interfere with the Executive’s ability to perform his duties hereunder or realize the Bonuses or other benefits or compensation available to him under this Agreement; or (ix) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have the Executive elected and re-elected, as applicable or (x) the removal of the Executive from the Board of Directors of the Company. Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure within the cure period, if any, set forth herein.

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(k). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(l). “Plan” means the Company’s 2019 Equity Incentive Plan and it may be amended.

(m) “Term” means any time in which the Executive is employed by the Company under this Agreement.

Article 2.
MISCELLANEOUS PROVISIONS

2.1 Force Majeure. In the event either party is unable to perform its or Executive’s obligations under the terms of this Agreement because of acts of God; act of government; war; natural disaster; pandemics, epidemics or other outbreaks of disease, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Company acknowledges that this Section shall only apply to the Executive so long as the Company applies it consistently with respect to similarly situated executives at the Company.

2.2 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.3 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a). If to the Company:

TheMaven, Inc.

225 Liberty Street

27th Floor

New York, NY 10281

Email: hr@maven.io; legal@maven.io

(b). If to the Executive:

Ross Levinsohn

_____________________________________

_____________________________________

Email: _____________________________________

With a copy to:

Fox Rothschild, LLP

10250 Constellation Blvd., Suite 900

Los Angeles, CA 90067

Attn: Scott Weston

Email: sweston@foxrothschild.com

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2.4 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.6 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Los Angeles County, California.

2.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean, in addition to the Company as defined above, any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. The Executive shall not assign this Agreement or any of the Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it), as may be permitted by applicable law, to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event the Executive prevails on any claim (in a final adjudication) in any legal proceeding (whether in court or arbitration) brought against the Company to enforce the Executive’s rights under this Agreement, the Company will reimburse the Executive for the reasonable legal fees incurred by the Executive in connection with such proceeding.

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2.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.10 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of the Executive’s termination of employment (other than by reason of the Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Executive’s termination of employment shall be deemed to occur on the date that the Executive incurs a “separation from Service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of the Executive’s separation from service, the Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following the Executive’s separation from Service and the Company shall then pay the Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Executive’s separation from service had the Executive not been a specified Executive. Thereafter, the Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by the Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to the Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Code Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

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2.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

2.13 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.14 Entire Agreement. This Agreement and its Exhibits, including but not limited to the Confidentiality Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof.

2.15 Survival. Sections 1.2(c) (Equity Incentives), 1.2(g) (Indemnification), 1.3 (Term; Termination of Employment), 1.4 (Restrictive Covenants), and 1.5 (Definitions) and Article 2 (Miscellaneous Provisions) shall survive termination (including expiration) of this Agreement.

[SIGNATURE PAGE TO EXECUTIVE

EMPLOYMENT AGREEMENT TO FOLLOW]

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[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

THEMAVEN, INC.

By:	/s/ Paul Edmondson
Name:	Paul Edmondson
Title:	President

THE EXECUTIVE:

/s/ Ross Levinsohn
Ross Levinsohn

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Exhibit A

Bonuses

Calendar Year 2020

$250,000 – earned as of January 1, 2021 and payable in equal amounts over eight successive bi-monthly pay period commencing with February 28, 2021, or upon the earlier termination of the Executive’s employment for any reason whatsoever.

Calendar Year 2021

Target Bonus: $1 million (the “Target Bonus”)

$333,333 of the Target Bonus shall become earned and payable in the event that as of June 30, 2021, either (i) the Common Stock is listed on an Exchange or (ii) the Board has determined that the Company should not become listed on an Exchange by such date.

Up to $666,667 of the Target Bonus (the “EBITDA Bonus”) shall become earned and payable in the event that the Company achieves 70% or more of the Company’s EBITDA target for 2021 as set forth in the budget approved by the Board on December 4, 2020 with respect to calendar year 2021 (the “EBITDA Target”), as follows.

For purposes of this Exhibit A, “EBITDA” means earnings (on a GAAP basis) before (i) interest, taxes, depreciation, amortization and, (ii) other non-cash or non-recurring charges (including equity compensation expense, severance, transaction related or non-recurring legal costs).

The EBITDA Target with respect to 2021 is therefore negative $10.6 million.

EBITDA Target Achieved	EBITDA Bonus Earned
< 70% of EBITDA Target	Discretionary by the BOD
70% of EBITDA Target	$333,333
For each 1% in excess of 70% of EBITDA Target, up to a maximum of 100%	$11,111

Calendar Year 2022

Target Bonus of $1 million, with achievement based on 2022 EBITDA goals to be determined by the Board, with partial payment beginning at the achievement of 70% of such EBITDA goals.

Calendar Year 2023

Target Bonus of $1 million, with achievement based on 2023 EBITDA goals to be determined by the Board, with partial payment beginning at the achievement of 70% of such EBITDA goals.

The Annual Bonus will be paid quarterly at the end of each fiscal quarter for the calendar year (each a “Quarterly Payment”):

Calendar period	Fiscal Quarter	Pay Date
January 1 through March 31	Q1	April 30
April 1 through June 30	Q2	July 31
July 1 through September 30	Q3	October 31
October 1 through December 31	Q4	January 31

Each such Quarterly Payment will be calculated by multiplying the EBITDA during such fiscal quarter by four, then multiplying that amount by the applicable Percentage of Revenue to identify the estimated Annual Bonus, and then dividing that amount by four.

Within 60 days following the end of the applicable calendar year, the Company shall conduct a reconciliation (a “Reconciliation”) of the Quarterly Payments for such calendar year against the actual Annual Bonus earned for such year and provide the Executive with a breakdown in accordance with the notice provisions of the Agreement (“Reconciliation Notice”).

In the event that as a result of the Reconciliation it is determined that the sum of the Quarterly Payments was less than the actual Annual Bonus for the year, the Company will pay the difference to the Executive within 30 days following the sending of the Reconciliation Notice. The Executive shall not be required to return or offset any overpayment revealed by the Reconciliation.

Notwithstanding the forgoing, no Quarterly Payments will be made with respect to 2020.

Exhibit B

[CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT]